Exhibit 10.48

Purchase Agreement

(Private Insurance)

FGDI, LLC, a Delaware Limited Liability Company with its chief executive offices located at 2829 Westown Parkway, West Des Moines, Iowa, 50266 (the “Seller”), has requested that CoBank, ACB (referred to herein as “Purchaser”) purchase certain present and future accounts, contract rights and other forms of obligation for the payment of money arising out of the sale of goods from Seller which are acceptable to Purchaser and are insured by Euler Hermes Insurance (as defined herein) (the obligations so purchased are referred to herein as each a “Receivable” and collectively the “Receivables”), all as stated herein.

Effective June 22, 2004, and subject to the terms and conditions of this Purchase Agreement and those other documents, instruments, and agreements referred to herein or required hereby (this Purchase Agreement, together with the acceptance and, together with any and all renewals, extensions, amendments, modifications, and the like hereof, shall be referred to herein as the “Agreement”, and all such other documents, including Purchase Requests (as defined below), delivered pursuant to the terms of this Agreement or in support hereof, together with this Agreement, shall be referred to herein as the “Purchase Documents”), Purchaser and Seller hereby agree to the following purchase arrangement:

1.	The Purchase Facility; Purchases, Security Interest.

A.	Facility. Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Seller, Purchaser agrees to purchase Seller’s Euler Hermes, ACI insured receivables up to a maximum outstanding amount of Seventeen Million One Hundred Thousand U.S. dollars ($17,100,000), referred to hereafter as the claim and represented by the insured percentage, Ninety-five percent (95%), of the Eighteen Million U.S. dollar ($18,000,000) policy amount (which agreement, together with any and all renewals, extensions, amendments, modifications, and the like thereof, shall be referred to herein as the “Facility”). This Facility is separate from, and in addition to, the borrowing and other financial agreements established by Supplements to the Master Loan Agreement between the parties. This Facility is not governed by the terms of the Master Loan Agreement, or any Supplement thereto, and funds advanced to Seller hereunder shall not be deemed borrowings or indebtedness as defined therein. However, to the extent necessary or appropriate to authorize Seller to enter into transactions hereunder or to make any representation or warranty of Seller made herein true and correct, Purchaser fully authorizes and consents to this Facility and transactions hereunder.

B.	Purchase Requests. To submit a Receivable for purchase under the Facility, Seller shall deliver an Officer’s Certificate, in the form of Exhibit A hereto, to Purchaser (each a “Purchase Request”) on a date two (2) Business Days prior to the date of any purchase, setting forth, among other things, (i) the stated amount of the Receivable, (ii) the amount of the Receivable fully supported by the Euler Hermes, ACI Insurance Policy #382-391,9 (the “Euler Hermes Policy”) for the Seller (which is also referred to herein by the phrase “Eligible Receivable” as defined herein), (iii) the due date of the Receivable, (iv) the proposed purchase date therefore, (vi) the applicable Discount Interest Rate (as defined below), (vii) the purchase price for the Receivable and (viii) copies of all relevant documents as required in accordance with the terms and conditions of the Purchase Request or otherwise by the Purchaser. The Purchaser shall be satisfied, in its sole discretion, with all terms and conditions of the Receivable, the Euler Hermes Insurance and other information supplied prior to Purchaser being obligated to purchase the Receivable under the Facility.

C.	Eligible Receivables. Each Receivable shall be from Industrias Alicon, S.A. de C.V., the approved Foreign Buyer under the Euler Hermes insurance policy #382-319,9 or the Debtor. At no time shall the total of the purchased amounts of the outstanding receivable balance under this Facility exceed the claim payment limit of Seventeen Million One Hundred Thousand U.S. dollars ($17,100,000). All payments due on Receivables purchased hereunder must be free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings, and liabilities being herein referred to as “Taxes”).

D.	Expiration. Purchaser’s obligation to consider any Purchase Request hereunder will terminate on February 17, 2005, unless renewed or extended in writing by Purchaser in its sole and absolute discretion.

E.	Timing of Purchases. Purchase Requests shall be submitted to Seller for each transaction and, if the Purchase Request is accepted, funding of the Purchase shall occur no later than two Business Days from the date of receipt by Purchaser (“Purchase Date”), provided the Business Request is received by noon Mountain time and provided such day is a Business Day, and if such day is not a Business Day, then on the next succeeding Business Day. On the date that the Purchaser funds a Purchase Request submitted by the Seller, Seller shall be deemed to have sold, and Purchaser shall be deemed to have purchased, the Receivable, without recourse, representation or warranty except as provided in the Purchase Documents (including the Purchase Request), and Purchaser shall be the lawful owner of, and have acquired all rights, title and interests in the Receivable. No further action, documents or instruments shall be necessary to evidence the transfer of ownership of such Receivable from Seller to Purchaser. The Purchase Request shall indicate if Option One or Option Two is being utilized.

F.	Purchase Price.

(1)	Option One. The purchase price payable for each Receivable on the date of acquisition (the “Purchase Price”) shall be equal to the amount of the Eligible Receivable (95% of the insurable claim limit) less the Receivable Discount (as defined herein).

(a)	The “Receivable Discount” shall, with respect to each Receivable, be the dollar amount of the product of the Eligible Receivable times the Discount Interest Rate (as defined below) times the actual number of days from the Purchase Date to the stated due date of the Receivable divided by three hundred-sixty (360) (i.e. (Eligible Receivable x Discount Interest Rate x days to due date) /360).

(b)	With respect to each Receivable, “Discount Interest Rate” shall be a rate of interest determined as of a date not more than (2) Business Days (or such earlier date that Purchaser shall agree, in its sole discretion, at the request of Seller) prior to a Purchase Date which is equal to the Equivalent Libor plus one and 90/100 percent (1.90%). The “Equivalent Libor rate” shall be a rate per annum as quoted by Purchaser’s funding desk on the date that the Discount Interest Rate is fixed in accordance with the preceding sentence.

(c)	Additional Payment to Seller. So long as no Event of Default exists, Purchaser will pay to Seller any amount received from the Foreign Buyer that is in excess of the Eligible Receivable, less the following deductions:

(i)	any unreimbursed costs and expenses incurred by the Purchaser with respect to the Receivable or otherwise under this Agreement, and

(ii)	in the event that the amount of the Eligible Receivable is paid in full on a date subsequent to the receivable’s stated due date, interest at a rate equal to the Prime Rate (as it appears in The Wall Street Journal and as determined on the date of applicable due date for such Receivable) on the unpaid balance of the Eligible Receivable from its due date until the date on which Purchaser receives an amount equal to the Eligible Receivable (for purposes of determining interest hereunder, all payments made on the Receivable subsequent to the stated due date shall be applied first to interest accruing under this clause and then applied to reduce the unpaid amount of the Eligible Receivable).

Purchaser may withhold Additional Payments to Seller if any other Eligible Receivables of a Foreign Buyer that have been purchased by Purchaser are past due on the date an Additional Payment would otherwise be payable to Seller but shall make such payment when and if the past due amount is paid by the Foreign Buyer. If Option One is utilized and payment is not made at maturity, then from the date of maturity until payment is paid, the full amount due shall earn interest at Equivalent Libor plus one and 90/100 percent (1.90%).

(2)	Option Two. At the election of Seller, Purchaser will pay the full amount of the Eligible Receivable and Seller will pay to Purchaser at the final payment date: interest in arrears at the rate of Equivalent Libor plus one and 90/100 percent (1.90%) from the time Purchaser pays the amount of the Eligible Receivable to Seller to the final payment date set forth in Exhibit A, provided, however, that Purchaser agrees to such maturity date in each instance.

G.	Minimum Purchases. The minimum amount of Receivable(s) submitted for purchase under the Facility on any Purchase Date shall have a minimum aggregate Purchase Price of One Million U.S. dollars ($1,000,000).

H.	Security Interest. Without in any way contradicting the sale of the Receivables to Purchaser under this Agreement, Seller hereby grants to Purchaser a security interest in, and right of set-off with respect to, all of Seller’s rights, title and interest in Receivables sold, transferred and assigned to Purchaser (whether arising before or after termination of this Agreement), all present and future instruments, documents, chattel paper and general intangibles (as defined in the Uniform Commercial Code) and all reserves, balances, deposits and property at any time to Seller’s credit (including without limitation, all amounts at any time owing by Purchaser to Seller, whether then or thereafter payable, under or in connection with the Agreement) or in Purchaser’s possession or in which Purchaser may have a lien or security interest, and in all proceeds thereof. All of the foregoing shall secure payment and performance of all of Seller’s obligations at any time owing to Purchaser, fixed or contingent, whether arising under this or any other agreement or by operation of law or otherwise (the “Obligations”). The obligations include, without limitation, repurchase obligations arising from Disputes or otherwise; costs and expenses (including attorneys’ fees) incurred in enforcing, protecting or administering any of Purchaser’s rights under this Agreement, or in the prosecution or defense of any action relating to this Agreement; and any taxes or penalties which Purchaser may be required to pay in connection with this Agreement or any transaction carried out in connection herewith.

Purchaser is hereby irrevocably authorized at any time after the occurrence of an Event of Default to charge Seller’s account (and against any credit balance on Purchaser’s books in Seller’s favor, whether matured or unmatured) the amount of any or all of the Obligations. Purchaser shall notify Seller of any such charge to Seller’s account subsequent to such charge being made by Purchaser. Seller shall execute and deliver to Purchaser such other documents and instruments, including, without limitation, Uniform Commercial Code (“UCC”) financing statements or amendments, as Purchaser may request from time to time. In addition, Purchaser is hereby authorized to file financing statements under the UCC, with respect to the above collateral, signed only by Purchaser. Seller also hereby grants Purchaser a power of attorney, which shall be deemed coupled with an interest and shall be irrevocable, to sign Seller’s name on any UCC financing statement or any amendments thereto, complying with the foregoing.

2.	Payments, Repurchase Obligations.

A.	Payments; Tax Indemnity.

(1)	Seller shall send the Foreign Buyer obligated under a Receivable a letter (in form acceptable to Purchaser, refer to Exhibit B) notifying such Debtor of the sale and assignment of such Receivable to the Purchaser and instructing the Foreign Buyer, among other things, to make payment in immediately available funds by wire transfer to CoBank, ACB, Routing #307088754, or to such other account or location as Purchaser shall direct in writing, in the lawful currency of the United States of America (“U.S.”) free and clear of, and without deduction for, any present or future offsets, claims, counterclaims, or deductions of any nature. All payments received by the Purchaser prior to 3:00 p.m. Mountain Time shall be credited as of the date of receipt. Payments received after such time shall be deemed received by Purchaser on the next succeeding Business Day (hereinafter defined). If any payment shall fall due hereunder on a day that is not a Business Day, payment shall be made on the next succeeding Business Day. “Business Day” shall mean any day other than Saturday, a Sunday, or a day on which banks in Ohio are required by law to close. In the event Seller shall receive any payment or distribution with respect to any Receivable purchased hereunder, Seller agrees to accept the same as Purchaser’s agent and to hold the same in trust on behalf of and for the benefit of Purchaser, and to deliver the same forthwith, and in any event no later than three (3) Business Days thereafter, to Purchaser in the same form received with the endorsement of Seller when necessary or appropriate. In the event Seller shall receive any documents, instruments or correspondence relating to any Receivable purchased, Seller agrees to deliver the same promptly to Purchaser.

(2)	If Seller or Foreign Buyer shall be required by Law to deduct any Taxes from or in respect of any sum payable on any Receivable, (i) the sum payable on such Receivable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section) Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) Seller or Buyer shall make such deductions and (iii) Seller or Buyer shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law. Seller shall indemnify Purchaser for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this section) which (a) reduce the amount of the Receivable paid to Purchaser, or (b) are paid by Purchaser, including any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether such Taxes were correctly or legally asserted. This indemnification shall be paid within twenty (20) days from the date Purchaser makes written demand therefore.

B.	Repurchase of Receivables by Seller. In the event that any Receivable is not paid in full on its stated due date, the Seller shall take any and all actions required by the Euler Hermes Policy and which may lead to the timely filing of a claim as required under the Euler Hermes Policy or, at its option, repurchase the Receivable from Purchaser. Seller shall repurchase, at the request of Purchaser, any Receivable (i) if a bona fide Dispute (as determined by the Euler Hermes Policy) regarding the goods or payment of any Receivables arises between the Foreign Buyer and the Seller or the loss relates to a contractual warranty of products, (ii) if the loss relates to any action or inaction taken by Seller or its agents (including, but not limited to, the failure to timely pay insurance premiums, failure to file a claim on time or failure to file a claim properly), (iii) if Euler Hermes Policy fails to pay any claim on the Euler Hermes Policy on the basis that Seller or its agents caused the loss, (iv) if the loss relates to any other Euler Hermes Policy exclusions or (v) upon the occurrence of a breach of any of Seller’s representations or warranties pertaining to the Receivable or hereunder. “Dispute” shall mean any dispute, deduction, claim, offset, defense or counterclaim of any kind which gives rise to an exclusion from coverage on the Euler Hermes Policy, including, without limitation, any dispute relating to goods already paid for or relating to Receivables other than the Receivable on which payment is being withheld. Receivables to be repurchased by Seller hereunder shall be repurchased, without any recourse, representation or warranty on behalf of the Purchaser, for a purchase price equal to the unpaid amount of the Eligible Receivable, provided that, so long as such repurchase obligation does not arise from any willful misconduct or gross negligence on the part of the Seller and the repurchase occurs voluntarily by the Seller prior to the due date, the Eligible Receivable shall be reduced by an amount equal to the product of the unpaid amount of the Eligible Receivable times the applicable Discount Interest Rate for such Receivable times the calendar days remaining from the date of repurchase to the due date for such Receivable divided by 360. Time is of the essence with respect to the payment of each Receivable being repurchased by the Seller.

C.	Indemnity. Seller shall indemnify Purchaser against all liabilities, losses, and expenses (including any loss or expense incurred in liquidating or employing deposits from third parties or incurred in terminating or unwinding any contracts) which Purchaser sustains or incurs as a consequence of any default by Seller in the performance or observance of any covenant or condition contained in this Agreement or any other Purchase Document, including, without limitation, any failure of Seller to make any required repurchase requested hereunder.

If Purchaser sustains or incurs any such loss or expense, it shall from time to time notify Seller of the amount determined in good faith by Purchaser (which determination shall be conclusive to the extent based on objective fact absent manifest error and may include such assumptions, allocations of costs and expenses, and averaging or attribution methods as Purchaser shall deem reasonable) to be necessary to indemnify Purchaser for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. The amount due shall be payable by Seller to Purchaser ten (10) Business Days after such notice is given.

D.	Collection of Receivables. Purchaser shall have the exclusive right at any time to institute an action against the Debtor on the Receivables in the name of the Seller or Purchaser and to file any claim under the Euler Hermes Insurance Policy, if permissible thereunder, or in any insolvency proceedings and to settle or compromise any or all claims with respect to any Receivable on such terms as may be accepted by Purchaser in its sole discretion. Seller (i) shall fully cooperate, at its own expense, with Purchaser’s collection of the Receivables, including pursuing any claim for insurance proceeds under the Euler Hermes Insurance Policy, and executing and delivering such additional documents and instruments as may be requested by Purchaser, and (ii) understands that Purchaser, so long as Seller has not repurchased any Receivable, shall be entitled to exercise its sole discretion on whether and how to pursue collection of any Receivables. Purchaser shall have no duty (whether fiduciary or otherwise) or responsibility for any interest Seller may have in the collection of any Receivable. Seller hereby irrevocably appoints Purchaser its agent and attorney in fact, with full power of substitution for all purposes with respect to the Receivables and such appointment shall be deemed coupled with an interest.

E.	Claims under Euler Hermes Policy. To induce Purchaser to enter into this Agreement and purchase Receivables from time to time in accordance with the terms hereof, the Seller agrees as follows:

(1)	Insurance Proceeds. Seller agrees that all insurance proceeds received with respect to claims made under the Euler Hermes Policy, whether with respect to a Receivable (which is acquired by Purchaser) or any other receivable insured under the Euler Hermes Policy, shall be remitted to Purchaser. In furtherance thereof, Seller agrees to promptly deliver all checks or other forms of payment received under the Euler Hermes Insurance Policy to the Purchaser, duly endorsed for deposit.

(2)	Application of Insurance Proceeds. If the Euler Hermes Insurance Policy proceeds relate to a Receivable purchased by Purchaser, then Purchaser shall retain the amount of such proceeds equivalent to the Purchaser’s Investment in such Receivable.

(3)	Reduction of Facility. In the event any receivables (including any Receivable acquired by Purchaser hereunder) insured by the Euler Hermes Insurance Policy is in default, then the amount of availability under the Facility shall be reduced to zero.

3.	Representations, Warranties, and Covenants. Seller hereby represents, warrants, and covenants to Purchaser that the following are true and correct on the date hereof, on the date that each Purchase Request is submitted hereunder and shall continue to be true and correct until all of the Purchaser’s Investments have been paid in full:

A.	Organization, Capacity, Preservation.

(1)	Seller is and shall remain a Limited Liability Company in good standing under the Laws (hereinafter defined) of Delaware, and Seller has and shall maintain the lawful power to engage in the business it presently conducts and is and shall remain duly licensed and qualified, and in good standing, in each jurisdiction where the nature of the business transacted by it makes any such licensing or qualification necessary;

(2)	The execution, delivery, and performance hereof and of the other Purchase Documents have been duly authorized by all necessary corporate action, require no governmental approval, and neither now nor hereafter shall contravene, conflict with, nor result in a breach of any Laws, charter, articles or certificate of incorporation, bylaws, other organizational documents, or any instrument, or agreement, governing or binding upon the Seller or its property;

(3)	There does not now exist and shall not hereafter occur any circumstances or events which (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Purchase Document, (ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results, operations or prospects of the Seller or any of their respective subsidiaries or affiliates, or (iii) impairs materially or could reasonably be expected to impair materially the ability of Seller to duly and punctually pay or perform its obligations hereunder or under any other Purchase Document (the occurrence of any circumstance or event described in the Clause (iii) shall be referred to herein as a “Material Adverse Change”);

(4)	All information furnished and to be furnished by Seller to Purchaser in connection with this Agreement is accurate, correct, and complete and not misleading;

(5)	Except to the extent that a failure to do so would not result in a Material Adverse Change, Seller shall (i) comply with all laws, codes,

ordinances, orders, interpretations, guidelines, directives, judgments, writs, injunctions, decrees, treaties, regulations, rules and orders of any governmental authority of any jurisdiction or political subdivision thereof (collectively, “Laws” and, any, a “Law”) applicable to it or an of its businesses or properties (including all Laws relating to the payment of taxes, the environment, health and safety, labor and employment, and pension and retirement matters); (ii) preserve and protect its patents, trade and service marks, franchises, licenses, and all other property used and useful in the conduct of its or their businesses; and (iii) duly pay and discharge all liabilities, including taxes, assessments and governmental charges, to which it or any of its subsidiaries or any of their respective property is subject or which are asserted against it or any of its subsidiaries or any of their respective property;

(6)	There are no pending or threatened material litigation or suits at law or in equity, or investigations or proceedings before, or claims by, any governmental instrumentality involving Seller which may result in a Material Adverse Change;

(7)	There has been no Material Adverse Change in the Financial condition or business of Seller since the date of the financial information provided to Purchaser prior to the date hereof;

(8)	Seller shall not, directly or indirectly, (i) enter into or be subject to any merger or consolidation or make any acquisition of a significant portion of a business or enterprise, unless so doing would not result in a Material Adverse Change and Seller shall be the surviving corporation, (ii) or enter into or be subject to any winding-up, liquidation, or dissolution, or (iii) transfer, sell, lease, or otherwise dispose of any significant portion of its property or assets, except in the ordinary course of business;

(9)	This Agreement, and the other Purchase Documents when executed and delivered by the Seller will be the legal, valid, and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms;

(10)	The submission to the jurisdiction of state and federal courts sitting in Colorado, set forth herein, is irrevocably binding on the Seller; and

(11)	Seller’s chief executive office is located at the address listed above on the initial page of this letter and Seller will notify Purchaser within ten (10) days before Seller changes the location of its chief executive office.

B.	Accounting, Visitation, Subordination. With respect to the Receivables, Seller shall maintain true and complete books of account and record and, permit officers, employees, or other agents or representatives of Purchaser to visit and inspect any of its and their properties and to examine and make excerpts from its and their books and records and discuss its and their business affairs, finances, and accounts with the officers of Seller, provided that prior to any Event of Default (hereinafter defined) Purchaser shall provide the Seller with reasonable notice prior to a visit or inspection.

C.	Financial Reporting. If not otherwise provided under any other facility, Seller shall provide or cause to be provided to Purchaser the items required below.

(1)	As soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of Seller, consolidated financial statements of Seller, consisting of a balance sheet as of the end of such fiscal year and related statements of income, stockholders’ equity, and cash flows for the fiscal year then ended, all in reasonable detail and acceptable to the Purchaser as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and

(2)	In a timely manner, such other financial statements, reports and other information as the Purchaser shall reasonably request.

D.	Compliance with Terms of Euler Hermes Policy. Seller shall comply with each and every term of the Euler Hermes Policy so as to maintain such Insurance coverage for the Receivables.

E.	Characteristics of Receivables. Seller hereby represents and warrants that each of the Receivables offered by Seller for purchase by the Purchaser shall have the following characteristics and the following representations and warranties are now and will be at the time of each Purchase true and correct:

(1)	Seller warrants that all Receivables are and, at the time of sale to Purchaser, will be bona fide and existing obligations of Industrias Alicon, S.A. de C.V. arising out of the sale of goods of United States origin in the ordinary course of business, free and clear of all liens, security interest and encumbrances;

(2)	Seller has made no prior assignment of any of the Receivables or any interest therein other than a security interest to Purchaser;

(3)	The Euler Hermes Policy is in full force and effect, supports the obligations evidenced by each of the Receivables, and is not subject to any prior assignment, a true copy of the original Euler Hermes Policy has been delivered to Purchaser pursuant hereto, together with all amendments, declarations, waivers and endorsements thereto;

(4)	To the best of Seller’s knowledge or belief, each Receivable is not subject to any exclusion from or lack of coverage under the Euler Hermes Policy;

(5)	Each Receivable arises from the export sale of eligible goods to Industrias Alicon, S.A. de C.V. and is payable to Purchaser in US Dollars;

(6)	All necessary export and import licenses and permits have been obtained in connection with the Seller’s export sales covered by each of the Receivables and all necessary approvals for the repayment of the Receivables have been obtained;

(7)	Each Receivable and the Purchase Documents are legal, valid and binding obligations of the parties thereto, enforceable in accordance with its terms and each Receivable is not subject to any setoffs, defenses, recoupments or claims whatsoever.

F.	Trade Finance Endorsement of Euler Hermes Policy. Purchaser shall be endorsed as “Financier” on the Euler Hermes Policy and no other party shall be named as “Financier” thereunder.

4.	Conditions Precedent. The availability of the Facility and each Purchase to be made hereunder by Purchaser from Seller is subject to satisfaction of the following conditions precedent:

A.	Purchaser shall have received from Seller, in form and substance satisfactory to Purchaser, on or prior to the date hereof:

(1)	If requested Financing Statements acceptable to Purchaser, naming Purchaser as secured party in the now existing or hereafter acquired Receivables;

(2)	A copy of the Euler Hermes Policy in an amount at least equal to the Claim Payment Limit together with Trade Finance Endorsement satisfactory to Purchaser in its sole discretion;

(3)	Evidence that all premiums due and owing regarding the Euler Hermes Policy have been paid in full;

(4)	Evidence of the release of all Liens (other than Purchaser’s liens, if any);

(5)	All legal fees and expenses due to Purchaser pursuant to the terms hereof, if any, shall be paid by Seller prior to disbursement of the net proceeds to the Seller;

(6)	The following documents pertaining to Industrias Alicon, S.A. de C.V:

(a)	Certified copy of Industrias Alicon, S.A. de C.V. bylaws in effect;

(b)	Current and official identification of authorized officers of Industrias Alicon, S.A. de C.V. in order to be able to verify signatures (Incumbency Certificate);

(c)	Industrias Alicon, S.A. de C.V.’s FYE 2003 Audited Financial Statements;

(d)	Acknowledgement of the Assignments of the receivables already assigned and discounted from Industrias Alicon, S.A. de C.V.

B.	Prior to the time each Purchase is made hereunder, Seller shall deliver to Purchaser a Purchase Request, in form and substance satisfactory to Purchaser, including, among other things:

(1)	Confirmation that the conditions of the Euler Hermes Policy are satisfied with respect to the transaction corresponding to that particular Purchase, as follows:

(a)	the current Purchase Request is for an amount which together with other outstanding Purchases utilized for Industrias Alicon, S.A. de C.V. are equal to or less than the Claim Payment Limit as defined for the Euler Hermes Policy; and

(b)	to the best of the Seller’s knowledge, the Buyer is not insolvent and does not have any obligations to the Seller which are overdue for a period of greater than 60 days.

(2)	Verification that Seller has not assigned or sold and will not assign or sell to any other lender any indebtedness of the Foreign Buyer.

(3)	For US origin goods only, confirmation (1) that the credit limit under the concomitant Eximbank Short Term Comprehensive Single Buyer Export Credit Insurance Policy #ES5-250525 is exhausted, and (2) that invoices for goods shipped creating the Eligible Receivable comply with U.S. Content Rules.

C.	Prior to the time each Purchase is made hereunder, Seller shall also deliver to Purchaser and Purchaser shall be responsible for retaining the following documents:

(1)	Evidence of the Receivables;

(2)	Evidence that Seller notified the Debtor to forward payment of that Receivable directly to Purchaser in the manner set forth in Section 2(a) (1) hereof and an acknowledgment of the assignment by the Debtor;

(3)	The documents required under the Euler Hermes Policy necessary to make a claim thereunder, including (but not limited to) delivery to Purchaser of each of the following documents (collectively referred to herein as the “Transaction Documents”):

(a)	duplicate original invoice to the Buyer indicating payment terms of equal to or less than 120 calendar days;

(b)	original written purchase order (or signed proforma invoice) (date stamped and initiated by seller);

(c)	a copy of the pedimento; and

(d)	duplicate original bill of lading.

5.	Events of Default.

A.	Each of the following shall be an “Event of Default hereunder:

(1)	Seller shall fail to repurchase any Receivable as required under this Agreement or pay any other obligation now existing or hereafter arising of Seller to Purchaser;

(2)	Seller shall fail to comply with any other term, covenant, or condition applicable to it of this Agreement, any other Purchase Document, or any other document at any time executed by Seller in favor of or with Purchaser, or the Euler Hermes Policy;

(3)	Any representation or warranty made or deemed made by Seller in this Agreement, any other Purchase Document, or any other document or certificate at anytime executed by Seller in favor of or with Purchaser shall prove to be incorrect, false, or misleading when made or when deemed made;

(4)	A breach, default, or event of default shall occur under the terms of any other agreement, document, or instrument involving any material indebtedness of Seller and such breach, default, or event of default permits or causes the acceleration of any such indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; or Seller defaults or breaches in the performance or observance of any material lease, contract, or other agreement not involving indebtedness;

(5)	The entry against Seller of any final judgments at any time and from time to time which, to the extent not fully covered by insurance, exceeds in the aggregate US$50,000 (or its equivalent in other currencies) and which has not been stayed pending appeal or as to which no further appeal may be made, or the creation by operation of Law of any one or more Liens, or the issuance of any one or more attachments, levies, or garnishments, or the exercise of any distraint or similar proceeding at any time or from time to time against any material assets of Seller which relates to the collection of an amount or amounts which in the aggregate, to the extent not to fully covered by insurance, exceeds US$50,000 (or its equivalent in other currencies);

(6)	Seller becomes insolvent, admits in writing an inability to pay debts as they come due, or makes an assignment for the benefit of creditors, or a bankruptcy, receivership, insolvency, conservatorship, reorganization, liquidation, or similar proceeding is commenced by or against Seller;

(7)	Any Material Adverse Change in the financial condition or business or operations of Seller shall occur;

(8)	Any of the Purchase Documents or Transaction Documents shall cease to be legal, valid, and binding agreements in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested;

(9)	An extraordinary situation shall occur, or a change affecting the functions of Seller shall occur, which situation or change gives reasonable grounds to conclude, in the reasonable judgment of Purchaser, that Seller may not, or will not be able to, perform or observe in the normal course its obligations under this Agreement or any of the other Purchase Documents;

B.	If any event of Default shall occur or exist, Purchaser may (and, upon the occurrence of any Event of Default described in Clause vi. above, Purchaser shall be deemed to have demanded) (i) refuse to purchase any additional Receivable submitted under a Purchase Request; and/or (ii) refuse to pay any additional payments (as defined in 1F(c)) to Seller until such time as Purchaser shall have been paid in full with respect to all Receivables.

6.	Notice of Default. Seller shall provide prompt notice in writing to Purchaser upon (a) the occurrence of any Event of Default hereunder, (b) the termination of the Euler Hermes Insurance Policy; (c) the occurrence of a Dispute corresponding to a purchased Receivable, (d) the nonacceptance of goods relating to any Receivable, or (e) any other default by buyer under the Foreign Buyer’s contract with Seller, including without limitation the purchase order corresponding to a purchased Receivable.

7.	General Provisions.

A.	Purchaser and Seller shall execute and deliver or cause to be executed and delivered such further instruments or documents and do or cause to be done such further acts as may be reasonably necessary or proper to carry out more effectively the provisions and purposes of this Agreement;

B.	All notices, requests, and demands hereunder shall be provided in a commercially reasonable manner (including by telecopier) and shall be deemed to have been given at the data and time when received at the address or telecopier number, as the case may be, set forth herein;

C.	References to the plural include the singular and vice versa, the words “hereby,” “hereof,” “herein,” “hereunder,” and word “including” is not a term of limitation and means “including without limitation”;

D.	Seller shall pay and indemnify Purchaser for, and hold it harmless from and against, all obligations, liabilities, losses, damages, costs, expenses (including reasonable legal fees of counsel to Purchaser), penalties, judgments, suits, actions, claims, and disbursements imposed on, asserted against, or incurred by Purchaser:

(1)	relating to the enforcement of or collection under this Agreement against Seller, or any other Purchase Document against Seller including in any bankruptcy or similar proceeding;

(2)	in any way relating to or arising out of this Agreement, or any other Purchase document, or any action taken or omitted to be taken by Purchaser hereunder or thereunder;

(3)	arising directly or indirectly from the activities of Seller or any subsidiary, or affiliate of Seller, or any officers, directors, employees, or agents of Seller, any predecessor, subsidiary, or affiliate of Seller, or any third part with whom Seller has or has had a contractual relationship, or

(4)	arising directly or indirectly from the violation of any environmental protection, health, labor, or safely law and regardless whether any such claims are asserted by any governmental entity or any other person or entity;

E.	This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller, and their respective successors and assigns, except that Seller may not assign or delegate any of its rights or obligations hereunder or under the other Purchase Documents without the prior written consent or Purchaser; Seller hereby authorizes Purchaser, from time to time without notice to Seller, to assign and transfer, and grant participation in, any Purchase Documents and provide any information pertaining to the financial condition, business operations, or credit worthiness of Seller to or at the direction of any governmental authority, to the subsidiaries and affiliates of Purchaser and to any of its or their directors, officers, employees, auditors, and professional advisors, to any person or entity which in the ordinary course of its business makes credit reference inquiries, to any person or entity which may succeed to or participate in all or part of Purchaser’s interest in any of the Purchase Documents, and as may be necessary or advisable for the preservation of Purchaser’s rights under the Purchase Documents;

F.	This Agreement and the other Purchase Documents shall be constructed and enforced pursuant to the internal laws of the state of Colorado without regard to conflict of laws principles;

G.	All covenants, agreements, representations, and warranties made herein or in any other Purchase Document are material and shall be deemed to have been relied upon by Purchaser and shall survive the execution hereof and all covenants and agreements of Seller relating to the payment of costs, expenses, or indemnification shall survive payment in full of all Receivables purchased under the Facility and the termination thereof and of this Agreement, and not withstanding any termination of this Agreement, all of Purchaser’s rights and security interests and all of the terms, conditions, and provisions hereof shall continue in full force and effect until all transactions entered into prior to termination have been fully concluded and all Obligations have been paid in full;

H.	Section and other headings contained in this Agreement are for reference purposes only, and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect;

I.	No modification or waiver with respect to this Agreement or any of the other Purchase Documents shall be effective unless it is in a writing executed by Seller and Purchaser, and a waiver by Purchaser on any one occasion shall not be a waiver of the same or any other right or remedy of Purchaser on any future occasion, and the rights and remedies of Purchaser as provided herein, or in any other Purchase Document are cumulative and not exclusive of any of the other rights or remedies provided herein or therein or by law or equity;

J.	Any reference herein to this Agreement, or any other Purchase Document shall be deemed to refer to any and all amendments, modifications, extensions, renewals, and the like thereof;

K.	If any provision of this Agreement, shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such provision shall as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or of the remaining provisions hereof in any jurisdiction;

L.	This Agreement may be executed in any number of separate counterparts, each of which when so executed and delivered shall be an original, and all such counter parts shall together constitute one and the same instrument;

M.	In the event of any irreconcilable inconsistency between the terms of this Agreement and the terms of any other Purchase Document, the terms of this Agreement shall control; and

N.	Delivery of executed signature pages hereof and of any other Purchase Documents by telecopy transmission from one party to another shall constitute effective and binding execution and delivery hereof and of such other Purchase Documents by such party.

8.	Consent to Jurisdiction: Waiver of Jury Trial. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any Colorado state or federal court sitting in Colorado in any action or proceeding arising out of or relating to this Agreement, or any other Purchase Documents, and Seller and Purchaser hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Colorado state or federal court. Each of Seller and Purchaser hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding.

A.	Non-exclusive Jurisdiction. Nothing in this Agreement, shall affect the right of Purchaser to serve legal process in any other manner permitted by Law or affect the right of Purchaser to bring any action or proceeding against Seller or any of its property in the courts of any other jurisdiction.

B.	Waiver of Jury Trial. EXCEPT AS PROHIBITED BY LAW, SELLER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRAIL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT, OR ANY OF THE OTHER DOCUMENTS OR TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN; Seller hereby acknowledges and agrees that the foregoing waiver is a material inducement to its execution of this Agreement and the other Purchase Documents.

9.	Prior Understanding. This Agreement and the other Purchase Documents supersede all prior understandings, whether written or oral, between the parties hereto relating to the transactions provided for herein and therein.

All of the foregoing terms, representations and warranties, and conditions are agreed to, made, and accepted as of the date and year first above written.

FGDI, LLC		CoBank, ACB

By:	/s/ Steven J. Speck	By:	/s/ Thomas R. Fagerquist
Name:	Steven J. Speck	Name:	Thomas R. Fagerquist
Title:	President	Title:	Assistant Vice President
Telecopier Number: ( )		Telecopier Number: ( )

(SEAL)		(SEAL)

EXHIBIT A

Invoice Number:

Buyer:

OFFICER’S CERTIFICATE

(To be delivered at the time of each Receivable purchase-with modifications according to whether Option One or Option Two is selected)

I, the undersigned,                      of FGDI, LLC, a Limited Liability Company organized and existing under the laws of the State of Delaware (the “Seller”), do hereby certify on behalf of the Seller as follows:

This Certificate is delivered pursuant to that Purchaser Agreement dated                      between CoBank, ACB (“Purchaser”) and FGDI, LLC (the “Agreement”).

Seller hereby requests that Purchaser buy the receivable associated with the above-identified invoice (the “Receivable”) for a purchase price (determined in accordance with the Agreement) and calculated as follows:

1.	Claim Payment Limit	$

2.	Current amount outstanding	$

3.	Available insurance (line 1 less line 2)	$

4.	Invoice Amount	$

5.	Lesser of line 3 or 4	$

6.	Eligible Receivable (95% of line 5)	$

Option One (if applicable):

Less:	Receivable Discount (line 6 x Discount Interest Rate % x days to due date / 360)	$

Equals:	Purchase Price	$

The purchase price (if Option One is selected) is determined, in part, based upon the following information in effect on the date hereof: (i) the proposed purchase date for such Receivable is                     ,             , (ii) the due date for the Receivable is                     ,                     , (iii) the Equivalent Libor Rate in effect on the date of this certificate is             %, and (iv) the Discount Interest Rate for this Receivable is 1.90%.

Option Two (if selected):	Maturity Date
______________
Amount Due from Seller at Maturity Date:	$
(including interest and Receivable Fee)

Interest Rate	Equivalent Libor + 1.90%

The purchase price is not greater than the lessor of 95% of the unpaid Invoice amount or the corresponding Euler Hermes claim payment limit available with respect to such Foreign Buyer, as indicated below:

•	Claim Payment Limit.

•	Attached hereto is a copy of the current Euler Hermes Policy and Seller’s ledger of amounts of outstanding shipments to Buyer for whom this Purchase Request corresponds, which aggregate amount does not exceed the claim payment limit pertaining to such Buyer.

Presented herewith are each of the following original (or copy where indicated), true and correct documents with respect to the Invoice, which are being specifically delivered to Purchaser under the Agreement:

Invoice (duplicate original)

Bill of Lading (duplicate original)

Notification Letter to Foreign Buyer (fax copy duly signed and accepted by Foreign Buyer)

Purchase Order (original fax, date stamped by Seller on date of receipt)

Copy of Pedimento

Promissory Note of Buyer (if available)

The transaction evidenced by attached documents has not been pledged specifically to any party (other than Purchaser) and has not been submitted to any other financial institution for financing and no other sale/purchase exists on this transaction.

The following conditions and representations contained in the Euler Hermes Policy has been satisfied with respect to the transaction associated with the Invoice:

(a)	the amount of the Purchase Request is for an amount which is fully covered by Euler Hermes Policy;

(b)	the current Purchase Request is not for an amount which, together with other outstanding Receivables will exceed the claim payment limit for the Euler Hermes Policy;

(c)	to the Seller’s knowledge, the Buyer is not insolvent;

(d)	the Buyer for whom the current export is destined does not have any obligations to the Seller which are overdue for a period of greater than 60 days;

(e)	no Material Adverse Change has occurred for the Borrower since the date of the Agreement;

(f)	the Purchase Request is for a transaction that is covered by Euler Hermes Policy which insurance policy is currently in effect and Seller has neither received nor given notice of termination of such insurance.

(g)	Seller has not requested any extension of an insurance claim period without Purchaser’s consent.

As of the date hereof, all of the representations and warranties set forth and incorporated in the Agreement are true and correct with the same force and effect as if the representations and warranties had been made on the date hereof except to the extent that any such representation and warranty may expressly relate solely to an earlier date. No event of Default or Potential Default has occurred. Capitalized terms used herein, but not defined herein, are used with the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this      day of                     ,             .

Name:
Title:

EXHIBIT B

(EXPORTER Letterhead)

Industrias Alicon, S.A. de C.V.

Calz. Gobernado Curiel No 4835

Guadalajara, Jalisco, Mexico

Re:	US$ Invoice No.

from Industrias Alicon, S.A. de C.V. in favor of FGDI, LLC

Purchase Order No.

Gentleman:

We are pleased to notify you that CoBank, ACB will purchase our Euler Hermes insured receivable with you related to the invoice and purchase order listed above. Please sign this letter to acknowledge that you have not yet made any payments on this invoice and that this invoice is due and payable by you on                         ,             . No defenses against any payment related to this invoice and the goods represented by this invoice and the purchase order have been accepted.

Please make prompt payment of this invoice for $                     due on                     ,                      by Wire Transfer to:

        CoBank, ACB

        Attention: Trade Services

        5500 South Quebec Street

        Greenwood Village, Colorado 80111

        ABA Routing # 307088754

        For Credit to General Ledger

        Reference Industrias Alicon loan payment

Only payments to CoBank, ACB’s account listed above will be recorded as payment against this invoice. In addition, only CoBank, ACB has the authority to make any changes regarding the payment of this invoice.

Thank you for your cooperation. Please note that it is very important that you send your payment on or before the due date of                     ,              to ensure that FGDI, LLC may continue to provide to you extended open account terms as currently agreed. Please sign in acknowledgment of your receipt of this letter and your obligation to make payment on the due date. Please immediately fax a copy of this signed letter to Trade Services FAX No. 303-224-2758, Attention : Linda Law/Jo Wright, along with a signed copy of the attached invoice related to this order.

Sincerely,	Acknowledged by:

FGDI, LLC	Industrias Alicon, S.A. de C.V.

Signature:	Signature:
Title:	Title: